UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On November 25, 2013, BioScrip, Inc. (the “Company”) and Richard M. Smith, the President and Chief Executive Officer of the Company, entered into an amended and restated employment agreement (the “Employment Agreement”), effective as of December 1, 2013, regarding Mr. Smith’s employment with the Company. The terms of the Employment Agreement provide for the employment of Mr. Smith as the Company’s President and Chief Executive Officer at an initial base annual salary of $650,000, which may be increased (but not decreased) at the discretion of the Company’s Board of Directors. Mr. Smith is eligible to participate in the Company’s then applicable short-term bonus or other cash incentive program at a target bonus level of 100% of the then annual base salary and contingent on attainment of performance goals to be reasonably established in good faith by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) no later than 90 days after the commencement of each calendar year. Mr. Smith is also entitled to vacation of up to 25 business days per calendar year, available in accordance with the Company’s policies for its senior executives. The Company has agreed to reimburse Mr. Smith for up to $20,000 for legal fees incurred in connection with review and negotiation of the Employment Agreement.

Mr. Smith is subject to a non-compete covenant, which provides that during the term of employment and for two years following his termination, Mr. Smith may not, directly or indirectly, own, manage, operate, control or participate in any business that is competitive with the Company’s business or any material component of the Company’s business within the United States. Similarly, during the term of employment and for two years following the date of his termination, Mr. Smith may not, directly or indirectly, solicit or otherwise interfere with the Company’s relationship with any present or former employee, contractor or customer of the Company. Mr. Smith is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

Unless renewed or extended, Mr. Smith’s employment will terminate upon expiration of the Employment Agreement. The Employment Agreement is for a three year term unless earlier terminated by the Company or Mr. Smith as provided in the Employment Agreement. If Mr. Smith’s employment is terminated due to his death, (i) his estate or beneficiaries are entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his death; (ii) a pro-rata portion of Mr. Smith’s annual bonus for the then current calendar year will be paid based on actual achievement of performance criteria for that year; and (iii) all unvested stock options and stock appreciation rights (“SARs”) outstanding immediately prior to his death may be exercised by his estate for a period equal to the earlier of one year from and after the date of his death and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements). If the Company terminates Mr. Smith’s employment due to his disability or without Cause (defined below) or if Mr. Smith terminates his employment with Good Reason (defined below) or if Mr. Smith’s employment is terminated because the Company fails to renew the Agreement prior to expiration, (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his disability; (ii) a pro-rata portion of Mr. Smith’s annual bonus for the then current calendar year will be paid based on actual achievement of performance criteria for that year; (iii) all unvested stock options and SARs outstanding immediately prior to his termination date will vest in full and, together with all options and SARs outstanding immediately prior to his termination date, may be exercised by him for a period equal to the earlier of one year from and after his termination date and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements); and (iv) he will be entitled to receive for a period of two years following termination, two times his annual salary at the time of termination of his employment (less, in the case of termination due to disability, the gross proceeds paid to him on account of Social Security or other similar benefits and Company provided short-term and long-term disability plans) and continuing coverage under all benefit plans and programs to which he was previously entitled.

If the Company terminates Mr. Smith for Cause or if Mr. Smith terminates his employment without Good Reason, he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of termination.

“Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) commission of unauthorized acts intended to result in Mr. Smith’s personal enrichment at the material expense of the Company; or (iii) material violation of duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided that a majority of the members of the Board of Directors must first approve a Cause termination for willful misconduct or dereliction of duty before the Company effectuates such a termination. “Good Reason” means the existence of any one or more of the following conditions without Mr. Smith’s consent that continue for more than 45 days following written notice of such conditions by Mr. Smith to the Compensation Committee: (i) a material change in or reduction of Mr. Smith’s authority, duties and responsibilities, or the assignment to Mr. Smith of duties materially inconsistent with Mr. Smith’s position with the Company; (ii) a requirement that Mr. Smith report to any person, executive of board of directors other than the Board of Directors of the Company; or (iii) a material reduction in Mr. Smith’s then current annual salary or target bonus award opportunity.

Under the terms of the Employment Agreement, if there is a change in control and the Company reasonably determines that any payment or distribution by the Company to or for the benefit of Mr. Smith would be subject to the excise tax (the “Excise Tax”) imposed by §4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company will determine the safe harbor amount under the Code that would not result in such Excise Tax and will pay to Mr. Smith the higher of the safe harbor amount or the payments otherwise due to Mr. Smith in the absence of such provision, net of all applicable taxes, including the tax under §4999 of the Code.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with the President and Chief Executive Officer

On November 25, 2013, the Company entered into the Employment Agreement with Mr. Smith, the President and Chief Executive Officer of the Company, as described above in Item 1.01. Reference is made to Item 1.01 of this Current Report on Form 8-K for a summary of the Employment Agreement, which is incorporated hereto by such reference.

Appointment of Interim Chief Operating Officer

On November 27, 2013, the Company announced that Richard Jenkins, age 48, was appointed to serve as Interim Chief Operating Officer of the Company while the Company conducts a search for a permanent Chief Operating Officer. The Company’s search for a permanent Chief Operating Officer will include internal and external candidates.

Mr. Jenkins was appointed by the Company in accordance with an engagement letter dated November 27, 2013 (the “Engagement Letter”) that the Company entered into with Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“Alvarez & Marsal”). Mr. Jenkins joined Alvarez & Marsal in 2001 and serves as a Managing Director based in Denver. While at Alvarez & Marsal, Mr. Jenkins has worked as a C-level executive for a number of companies where he has focused on improving operational and financial performance and developing comprehensive long-term strategic plans. Mr. Jenkins’ experience with Alvarez & Marsal has included his service in the following positions: Interim Chief Executive Officer for AGY Holding Corp. from December 2011 through July 2013, Interim Chief Financial Officer for Local Insight Media Holdings, Inc. from October 2009 through October 2011, and Interim Chief Financial Officer for Electro-Motive Diesel, Inc. from November 2008 through July 2009. Mr. Jenkins holds a bachelor’s degree in finance from Colorado State University. There are no family relationships between Mr. Jenkins and any other director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

During Mr. Jenkins’ service at the Company in accordance with the Engagement Letter, Mr. Jenkins will continue to be employed by Alvarez & Marsal and will not receive any compensation directly from the Company or participate in any of the Company’s employee benefit plans. The Company will instead pay Alvarez & Marsal $700 per hour for the services of Mr. Jenkins, which shall be capped at 220 hours per month, and will reimburse Alvarez & Marsal for the reasonable out-of-pocket expenses of Mr. Jenkins.

The term of the Engagement Letter is expected to be for six months but will continue until it is terminated by the Company or Alvarez & Marsal without cause at any time upon notice to the other party. Mr. Jenkins’ service at the Company is subject to certain covenants, which, among other things, restricts Alvarez & Marsal from assigning Mr. Jenkins to provide services to certain specified competitors of the Company. The Company also agreed that, for a two year period following the termination of the Engagement Letter, the Company will not solicit, hire or otherwise engage any employee of Alvarez & Marsal who worked on the engagement with the Company.

A copy of the Engagement Letter is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Engagement Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Engagement Letter.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: November 27, 2013		/s/ Kimberlee C. Seah
	By:	Kimberlee C. Seah
Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated as of November 25, 2013, by and between BioScrip, Inc. and Richard M. Smith

10.2	Engagement Letter, dated as of November 27, 2013, by and between BioScrip, Inc. and Alvarez & Marsal Private Equity Performance Improvement Group, LLC